Exhibit 24.1

                       [Letterhead of Cross & Robinson]

                        Consent of Independent Auditor

Corporate Vision, Inc.:


     We consent to the incorporation by reference in this Registration Statement of Corporate Vision, Inc., an Oklahoma corporation, on Form S-8 relating to shares of Corporate Vision, Inc. to be issued to Richard D. Tuorto, Sr., Gregory J. Gibson and Robert J. Mottern of our report dated April 13, 2001 appearing in and incorporated by reference in the Annual Report on Form 10-KSB of Corporate Vision, Inc. for the year ended December 31, 2000 and to all references to our Firm included in the Registration Statement.

CROSS AND ROBINSON

/s/ Cross and Robinson
Certified Public Accountants

Tulsa, Oklahoma
February 28, 2002